UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 27, 2006

TIVO INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27141	77-0463167
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2160 Gold Street,
Alviso, California	95002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (408) 519-9100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.

On April 27, 2006, we entered into the First Amendment to Lease Agreement, dated as of February 1, 2006 (the “Amendment”), which amends that certain Lease Agreement, dated as of October 6, 1999 (the “Lease”), with WIX/NSJ Real Estate Limited Partnership, a Delaware limited partnership. Under this Amendment, we have extended for an additional three years, from March 9, 2007 to January 31, 2010, our current Lease for our corporate headquarters consisting of approximately 127,124 square feet at 2160 and 2190 Gold Street, San Jose, California. As part of the Amendment, we reduced our current monthly payments under the Lease to approximately $165,261.20 per month in the first year subject to periodic increases in future years (a savings of approximately $100,000.00 per month), received a Security Deposit credit in the amount of $92,801, received a Tenant Improvement allowance more fully described in the Amendment, and a continued option to renew for an additional 3 years, among other provisions.

The foregoing description of the First Amendment to Lease Agreement, dated as of February 1, 2006, with WIX/NSJ Real Estate Limited Partnership is qualified in its entirety by reference to the provisions of the Amendment that are filed herewith as Exhibit 10.1 and incorporated herein by reference.

ITEM 9.01. Financial Statements and Exhibits.

(d) The following exhibits are included with this Report:

Exhibit No.	Description
10.1	First Amendment to Lease Agreement, dated as of February 1, 2006, between WIX/NSJ Real Estate Limited Partnership and TiVo Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIVO INC.

Date: May 1, 2006	By:	/s/ Tom Rogers
Tom Rogers
Chief Executive Officer and President
(Principal Executive Officer)

EXHIBIT INDEX

Exhibit No.	Description
10.1	First Amendment to Lease Agreement, dated as of February 1, 2006, between WIX/NSJ Real Estate Limited Partnership and TiVo Inc.